Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces First Quarter Results

•	Q1 2011 revenue of $52.9 million, up 13% from prior year and above guidance
•	Pro forma EPS of $0.07, at high-end of guidance and up 40% from prior year
•	Board authorizes additional $5.0 million for stock repurchase program

MIAMI, FL – May 9, 2011 – The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the first quarter, which ended April 1, 2011.

First quarter 2011 revenue was $52.9 million, a 13% increase from the same period in 2010. Pro forma diluted earnings per share were $0.07 for the first quarter of 2011, as compared to $0.05 for the same period in 2010. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.08 for the first quarter of 2011, as compared to $0.07 for the same period in 2010.

“We were pleased to see the demand for our services build throughout the quarter,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group. “More importantly, is the momentum it allows us to carry into the second quarter and the improved prospects for the year.”

At the end of the first quarter of 2011, the Company’s cash balances were $18.0 million. During the quarter ended April 1, 2011, the Company repurchased 673 thousand shares of its common stock at an average cost of $3.58 per share, for a total cost of $2.4 million. At its recent meeting, the Board of Directors approved to increase the stock repurchase program authorization by an additional $5.0 million.

Based on the current economic outlook, the Company estimates total revenue for the second quarter of 2011 to be in the range of $55.0 million to $57.0 million, and estimates pro forma diluted earnings per share to be in the range of $0.07 to $0.09.

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Other Highlights

HR Book of NumbersTM Research – The Hackett Group released a new HR Book of Numbers edition, which found that while typical companies saw the recession drive up HR costs by over 11% from 2008 to 2010, world-class HR organizations largely avoided the impact, and managed to reduce costs by more than 13%. The Hackett Group found that world-class companies now spend nearly 30% less per employee on HR, and operate with over 25% fewer employees. In addition to this dramatic cost reduction, they also achieve significantly higher effectiveness across many key areas.

Key Issues Studies Research – The Hackett Group publicly released results from a series of key issue studies designed to identify the primary issues shaping the executive agenda in 2011 for the enterprise overall, corporate finance, IT, human resources, and procurement. At the enterprise level, a key theme was changes in global growth opportunities which requires changes in global operating models which drive the focus on: growth in emerging markets; productivity improvement to increase competitiveness; improved analysis and decision-making to counter market uncertainty; the evolution to global strategies and operating models; and the management of talent in asymmetrical markets.

Inflation Research Launch – The Hackett Group launched an open performance study for supply chain and procurement executives and others designed to assess how companies are responding to input cost inflation and the best practices they are adopting to manage it.

At 5:00 P.M. EDT on Monday, May 9, 2011, the senior management of The Hackett Group (NASDAQ: HCKT) will host a conference call to discuss first quarter earnings results for the period ending April 1, 2011. The number for the conference call is (800) 857-9601, [Passcode: First Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (210) 234-8000.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Monday, May 9, 2011 and will run through 5:00 P.M. ET on Monday, May 23, 2011. To access the rebroadcast, please dial (866) 509-6768. For International callers, please dial (203) 369-1932.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Monday, May 9, 2011 and will run through 5:00 P.M. ET on Monday, May 23, 2011. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, and globalization advice. Utilizing best practices and implementation insights from more than 5,000 benchmarking engagements, executives use The Hackett Group's empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on

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delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 2,800 major corporations and government agencies, including 97% of the Dow Jones Industrials, 84% of the Fortune 100, 80% of the DAX 30 and 49% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

Book of Numbers is a trademark of The Hackett Group.

# # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or practices mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company's Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	April 1, 2011	April 2, 2010
Revenue:
Revenue before reimbursements	$46,957	$41,850
Reimbursements	5,905	4,878

Total revenue	52,862	46,728

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $752 and $615 of stock compensation expense in the quarters ended April 1, 2011 and April 2, 2010, respectively)	30,260	26,749
Reimbursable expenses	5,905	4,878

Total cost of service	36,165	31,627

Selling, general and administrative costs (includes $174 and $262 of stock compensation expense in the quarters ended April 1, 2011 and April 2, 2010, respectively)	13,211	13,242

Total costs and operating expenses	49,376	44,869

Income from operations	3,486	1,859
Other income:
Non-cash acquisition earn-out shares re-measurement gain	—	943
Interest income	1	6

Income before income taxes	3,487	2,808
Income tax expense	160	110

Net income	$3,327	$2,698

Basic net income per common share:
Net income per common share	$0.08	$0.07
Weighted average common shares outstanding	40,406	39,636

Diluted net income per common share:
Net income per common share	$0.08	$0.07
Weighted average common and common equivalent shares outstanding	41,775	41,289

Pro forma data (1):
Income before income taxes	$3,487	$2,808
Non-cash acquisition earn-out shares re-measurement gain	—	(943)
Stock compensation expense	926	877
Amortization of intangible assets	200	460

Pro forma income before income taxes	4,613	3,202
Pro forma income tax expense	1,845	1,281

Pro forma net income	$2,768	$1,921

Pro forma basic net income per common share	$0.07	$0.05
Weighted average common shares outstanding	40,406	39,636

Pro forma diluted net income per common share	$0.07	$0.05
Weighted average common and common equivalent shares outstanding	41,775	41,289

(1)	The Company provides pro forma earnings results (which exclude the non-cash acquisition earn-out shares re-measurement gain, amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

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The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 1, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$16,423	$25,337
Accounts receivable and unbilled revenue, net	34,489	31,580
Prepaid expenses and other current assets	4,746	5,056

Total current assets	55,658	61,973

Restricted cash	1,611	1,610
Property and equipment, net	9,635	8,816
Other assets	2,562	2,779
Goodwill, net	76,248	75,623

Total assets	$145,714	$150,801

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,450	$5,590
Accrued expenses and other liabilities	21,536	29,140

Total current liabilities	26,986	34,730
Accrued expenses and other liabilities, non-current	2,661	2,831

Total liabilities	29,647	37,561

Shareholders’ equity	116,067	113,240

Total liabilities and shareholders’ equity	$145,714	$150,801

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The Hackett Group, Inc.

Supplemental Financial Data

(unaudited)

	Quarter Ended
	April 1, 2011	December 31, 2010	April 2, 2010
Revenue Breakdown by Group:
(in thousands)

The Hackett Group (2) (3)	$36,163	$32,868	$36,582
Technology Solutions (4)	16,699	15,762	10,146

Total revenue	$52,862	$48,630	$46,728

Revenue Concentration:
(% of total revenue)

Top customer	4%	4%	6%
Top 5 customers	15%	15%	21%
Top 10 customers	26%	26%	33%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	691	663	623
Total headcount	895	854	824
Days sales outstanding (DSO)	59	59	63
Cash (used in) provided by operating activities (in thousands)	$(5,243)	$5,186	$788
Depreciation (in thousands)	$452	$465	$454
Amortization (in thousands)	$200	$464	$460

The Hackett Group:
The Hackett Group annualized revenue per professional (in thousands)	$368	$326	$360

Technology Solutions:
Technology Solutions consultant utilization rate	76%	73%	76%
Technology Solutions gross billing rate per hour	$159	$154	$107

Share Repurchase Program:
Shares purchased in the quarter (in thousands)	673	665	33
Cost of shares repurchased in the quarter (in thousands)	$2,412	$2,373	$83
Average price per share of shares purchased in the quarter	$3.58	$3.57	$2.51
Remaining authorization (in thousands)	$2,102	$4,513	$5,496

(2)	Comparison of a client’s demand drivers, costs and practices to a peer group in order to empirically identify and define an organization’s ability to improve performance at a process level and to identify and compare business practices utilized by world-class performers. Additionally, strategic consulting support that utilizes Hackett best practice implementation content and tools to enable clients to accelerate transformation to world-class performance.
(3)	Annual or multi-year contracts that provide clients with on-demand access to world-class performance metrics, best practice repository, best practice research forums and conferences, and advice.
(4)	Best Practice Implementation of ERP Software, which is primarily Oracle and SAP, and business performance management solutions, which is primarily EPM Oracle.